                             A. H. BELO CORPORATION                   Exhibit 12
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                   Year Ended December 31,

                                              1993          1994            1995           1996            1997
                                           ---------      ---------       ---------     ----------       ---------
Earnings:


     Earnings before income taxes
          and the cumulative effect
          of accounting changes            $  75,578      $ 107,897       $ 111,014     $  144,040       $ 154,122
     Add:  Total fixed charges                18,792         17,294          32,089         29,009          94,069
     Less:  Interest capitalized               1,961            138             957            255             510
                                           ---------      ---------       ---------     ----------       ---------
               Adjusted earnings           $  92,409      $ 125,053       $ 142,146     $  172,794       $ 247,681
                                           =========      =========       =========     ==========       =========

Fixed Charges:
     Interest                              $  16,976      $  16,250       $  30,944     $   27,898       $  91,288
     Portion of rental expense
          representative of the
          interest factor (1)                  1,816          1,044           1,145          1,111           2,781
                                           ---------      ---------       ---------     ----------       ---------
               Total fixed charges         $  18,792      $  17,294       $  32,089     $   29,009       $  94,069
                                           =========      =========       =========     ==========       =========

Ratio of Earnings to Fixed Charges              4.92    x      7.23     x      4.43   x       5.96     x      2.63    x
                                           =========      =========       =========     ==========       =========





                                                 Six Months Ended June 30,
                                                   1997            1998
                                                ---------       ----------
Earnings:


     Earnings before income taxes
          and the cumulative effect
          of accounting changes                 $  85,447       $   81,707
     Add:  Total fixed charges                     37,931           56,210
     Less:  Interest capitalized                      232              237
                                                ---------       ----------
               Adjusted earnings                $ 123,146       $  137,680
                                                =========       ==========

Fixed Charges:
     Interest                                   $  36,553       $   54,834
     Portion of rental expense
          representative of the
          interest factor (1)                       1,378            1,376
                                                ---------       ----------
               Total fixed charges              $  37,931       $   56,210
                                                =========       ==========

Ratio of Earnings to Fixed Charges                   3.25     x       2.45     x
                                                =========       ==========




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(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.